Exhibit 10.51

Date:	August 27, 2008
To:	Lisa Colleran
From:	R. James Cravens, Senior Vice President, Human Resources /s/ R. James Cravens
Subject:	Modification of Your Employment Agreement

Lisa, in accordance with our discussion, we will make the following amendments to your Employment Agreement dated April 2008 between you and LifeCell Corporation (the “Employment Agreement”).  Unless otherwise specified, defined terms used in this memo shall have the meanings provided to them in the Employment Agreement

1.
Beginning on the Commencement Date and thereafter, Section 4.02 (c) shall apply both to termination by Employer without Cause as well as to termination by the Employee for Good Reason (as that term is defined in Section 4.02 (d) (ii)).  Lisa, in the original agreement you only had the opportunity to assert “Good Reason” during the first year following the Commencement Date.

2.
Beginning on the day following the second anniversary of the Commencement Date and thereafter, the term “Severance Payment” shall mean the sum of your then-current annual base salary and your then-current annual target bonus, provided, however, that if a termination by the Company without Cause or a termination by Employee for Good Reason takes place upon or within 24 months of a Change in-Control (as defined below), the term “Severance Payment” shall mean two times the sum of your then-current annual base salary and your then-current annual target bonus.   (Lisa, this puts you in the same position as typical for the Executive Committee).

“Change-of-Control” A Change in Control means the first to occur of any one of the following events: (i) consummation of any sale, lease, exchange, or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Kinetic Concepts, Inc. (“KCI”) (together with the assets of KCI's direct and indirect subsidiaries) to any Person or group of related Persons, as that term is used in Section 13(d) of the Exchange Act (a "Group"), together with any affiliates thereof; or (ii) any Person or Group becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of KCI; or (iii) the shareholders of KCI approve a plan of complete liquidation or dissolution of KCI.

Agreed and Acknowledged:

/s/ Lisa Colleran
Lisa Colleran                                                      Date:  October 1, 2008